Exhibit 23.1

SRCO, C.P.A., Professional Corporation Certified Public Accountants 14 Wynngate Lane Amherst, NY 14221 U.S. A Tel: 416 428 1391 & 416 671 7292 Fax: 905 882 9580 Email: info@srco.ca www.srco.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 17, 2023 relating to the financial statements of Bright Green Corporation as of December 31, 2022 and 2021, and for the years then ended, which report is included in this Annual Report on Form 10-K. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

/s/ SRCO, C.P.A., Professional Corporation

Amherst, NY

April 17, 2023